Exhibit 99.2

2021 VIRTUAL INVESTOR DAY TRANSCRIPT

November 17, 2021

On November 17, 2021, Premier, Inc. hosted a Virtual Investor Day. The following transcript is an interpretation of the statements made during the presentation. The actual presentation may have differed slightly.

CORPORATE PARTICIPANTS

Andy Brailo Premier, Inc. – Chief Customer Officer

Angeline C. McCabe Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – President and CEO

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

David A. Hargraves Premier, Inc. – SVP of Supply Chain

Joseph Machicote Premier, Inc. – Chief Diversity and Inclusion Officer

Leigh T. Anderson Premier, Inc. – President of Performance Services

P R E S E N T A T I O N

Angeline C. McCabe

Good morning, and welcome to Premier’s 2021 Virtual Investor Day. I’m Angie McCabe, Premier’s Vice President of Investor Relations. The video you just saw highlights what we do. You will hear more about that this morning and how we believe Premier is well positioned to drive sustainable long-term growth by leveraging technology.

Before I introduce our first speaker, I want to remind you that the matters we will be discussing today and the presentations given by each speaker include forward-looking statements, which are subject to the risks and uncertainties we outlined in detail in our most recent SEC filings, including our fiscal 2021 Form 10-K and our most recent Form 10-Q, which outline risk factors that could cause actual results to differ materially from those contained in our forward-looking statements.

Also, we will be referring to financial measures that are non-GAAP in nature. We are including reconciliations of our GAAP to non-GAAP financial measures in the appendix section of our presentation, which can be found on our website at ir.premierinc.com. Our calculation and use of non-GAAP financial measures are also discussed in detail in our most recent SEC filings, including our fiscal 2021 Form 10-K and our most recent Form 10-Q, as well as our Form 8-K for today’s presentation materials.

Now on to this morning’s agenda. You’re going to hear from Mike Alkire, our President and CEO, who will walk you through how we believe Premier delivers value to members and other customers and how we plan to drive growth by leveraging technology. Then Leigh Anderson, President of our Performance Services segment; and David Hargraves, Senior Vice President of our Supply Chain Services business, will provide deeper dives into their respective businesses and how we plan to achieve sustainable long-term growth. Joe Machicote, our Chief Diversity and Inclusion Officer, will then discuss how culture drives execution and enables successful achievement of our goals. Finally, Craig McKasson, Premier’s CFO, will walk you through how everything you hear today comes together from a financial perspective.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Following the formal presentations, we’ll take a 5-minute break, and then come back for a Q&A session with the entire team, including Andy Brailo, our Chief Customer Officer. (Operator Instructions).

Before I turn it over to Mike, today’s presentations are available on our website and in a Form 8-K filed with the SEC. A replay of the entire event will be made available on the Investor Relations section of our corporate website within the next 24 hours.

It is now my pleasure to introduce Mike Alkire, Premier’s President and CEO.

Michael J. Alkire

Thanks, Angie. Good morning, and welcome to Premier’s 2021 Investor Day. Thank you for joining us. Our mission is to improve the health of communities. Working with our member health systems and other stakeholders, we invest in and leverage technology solutions designed to improve the delivery of healthcare and bend the cost curve. We co-innovate with our members to make the best care and the best outcomes, a universal standard that is uniformly accessible. This purpose both validated our strategy and enabled us to succeed during the COVID-19 pandemic. We believe the pandemic has accelerated the need for additional technology in healthcare.

Today, I want to share why we believe we are well-positioned to deliver long-term sustainable growth and also our strategy to get there. Over the past 30 years, Premier established itself as an industry leader, one with unique strategic relationships with our members. We have a first-hand understanding of their needs. We are embedded with them, and helping them drive change from the inside. This gives us access and insights that allow us to do things in a way that we believe others can’t, things like co-innovation, co-investments, pilot testing and more. Our broad member network with unique long-standing relationships is the bedrock of Premier. When we combine this foundation with vast amounts of quality, cost and operational data and PINC AI, our technology and services platform, which allows us to create a very unique and difficult-to-replicate business model.

Our data informs our contracting, powers our technology and enables performance improvements. Many talk about AI and healthcare, but very few have data sets large enough to make it work. And even fewer have been analyzing and leveraging big data for more than 20 years. We are different. We use these solutions to tech-enable manual, wasteful and error prone processes in healthcare. The unique combination of our member relationships, our vast data and comprehensive and scalable technology platform create an exceptional group of assets we deploy to help improve healthcare quality and reduce costs.

We believe our technology platform, which leverages AI and other technologies, is differentiated in today’s market. You’ll hear from both Leigh Anderson and David Hargraves about how we deliver and plan to continue to offer meaningful, impactful solutions to the healthcare provider members and other customers we serve.

Premier is organized into two business segments, Supply Chain Services and Performance Services. They are led by David Hargraves and Leigh Anderson, who I mentioned just a few minutes ago. They both have deep experience in their respective businesses. David, with decades of experience in supply chain operations and clinical sourcing and procurement. And Leigh with more than two decades of experience in data analytics and technology. What’s unique about these two leaders is how closely they collaborate to leverage their respective businesses and member and customer relationships to use technology to develop and deliver innovative solutions to the market. We believe we are successful because we meet many of the needs of our members and other customers. We help solve many of their problems. We also take a future forward approach, meaning that we are looking to solve today’s challenges while setting our partners and ourselves up for success in the future.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Here’s an example of what I mean. During the height of the pandemic, manual data collection and reporting delays meant providers had few indications of where the COVID-19 pandemic was spreading and how severe the case loads would be. We were able to leverage our AI-enabled capabilities to monitor for disease symptoms in the community, predict surge and better enable provider preparedness. We have since adapted these capabilities to support clinicians with documentation and coding tasks that can be very time-consuming, yet also have tremendous implications on provider reimbursement. In doing so, we are helping to optimize health systems’ staffing and labor, which is in incredibly short supply right now. And at the same time, we are making sure they receive appropriate and accurate reimbursement for the necessary care they provide.

And we are priming the pump for future growth by pilot testing the same capabilities to enable electronic prior authorization with payers with an eye toward lowering overall cost and optimizing efficiencies. The point is our technology is platform-based, it’s scalable and agile, allowing us to pivot a single offering to address many challenges, often with minimal additional work or investment. This flexible technology platform is how we are automating invoicing and payment to prevent errors and streamline manual processes, how we are automating clinical decision support and providing better outcomes for employers, automating innovative research and clinical trials with life sciences companies, to name a few. This platform now known as PINC AI is the innovation engine that we believe will power our anticipated future growth. And you’ll hear more about that a bit later in our program.

Importantly, our talented and mission-driven employees are the key to our success. We all share in a commitment to our stakeholders. Our members and our other customers, suppliers, stockholders, communities and each other. Studies have shown that an engaged workforce that is unified in achieving goals will perform better and deliver value to stakeholders. You’ll hear from Joe Machicote, our Chief Diversity and Inclusion Officer, on how we are evolving our culture to embrace a one-team growth mindset to drive further innovation, operational excellence and financial performance.

We believe our business strategy is closely aligned with market needs and positioned for emerging healthcare trends. And it’s built on a platform of strategic assets with multiple levers to drive future growth. Premier is a strong company with a strong and flexible balance sheet and one that generates strong free cash flow. As we’ve communicated previously, we have a balanced approach to capital deployment to invest in growth, both organically and through acquisitions and to return capital to shareholders. Craig McKasson, Premier’s CFO, will review our longer-term financial outlook later in his presentation.

So how do we plan to achieve our targeted multiyear compound annual growth rates for total net revenue, adjusted EBITDA and adjusted earnings per share? Leigh, David, Joe and Craig will tell you more during their presentations. But at a high level, we expect to achieve these targets by successfully executing the following: First, in supply chain by penetrating deeper into existing accounts and targeting total nonlabor expense. And by going beyond acute care to capture more market share among nursing homes, physician offices and other institutional markets. We also plan to grow our direct sourcing business by sourcing more clinical medical devices that carry higher margins.

Second, investing organically and through acquisitions to enhance our technology and enterprise analytics capabilities, which we view as key to delivering strategic growth. This means investing to extend AI across our technology platform and continuing to tech enable manual processes. Third, introducing innovative products and services that address market problems in a way that is differentiated, member-focused and easy to use. And fourth, by expanding into adjacent markets, including life sciences, with research and clinical trials, payers and electronic prior authorization, employers with benefit design and high-performing provider networks and suppliers through our e-invoicing and e-payables capability.

Driving this anticipated growth, enabling us to be differentiated and achieve our future success are our strengths. Our vast loyal member network, our deep, scalable data and technology platform, our passionate talented employees who are focused on our mission and our members and customer success and through investments made possible by our financial strength and strong cash flow driven primarily by our GPO business, which is an established yet growing business that delivers value and generates strong, consistent cash flows.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Healthcare is the fastest-growing component of the GDP. And the pandemic is hasting the need for more effective applications of technology to drive resiliency, higher quality and lower costs. We believe Premier is uniquely positioned to address and capitalize on these realities. As America emerges from the pandemic, healthcare will be confronted with a new environment, one that requires technology to automate processes, optimize scarce labor and extend healthcare’s reach, demands new operating models and resiliency to deliver better, safer care at an affordable price, where innovation disrupts the status quo and challenges providers to deliver a more personalized experience that better understands and addresses social determinants of health and enables equitable outcomes.

As a leading healthcare technology company with some of the most strategic, comprehensive and impactful assets in the industry, we believe we have a strong foundation to navigate and make a positive impact in this new environment. I am confident that if we continue to focus on our mission and execute our strategy and deliver on our commitments, then we can do bold amazing things. Many organizations profess to leave a lasting imprint on healthcare. But I believe Premier has the resources, the talent and the unwavering determination to deliver.

Thank you for your time today. I’d like to introduce to you Leigh Anderson, President of Performance Services.

Leigh T. Anderson

Thank you, Mike. I’m honored to be here. We’ve worked very hard this year to optimize our Performance Services segment, positioning us for future long-term growth and better telling the story of our differentiated capabilities to the market.

The segment is made up of three primary brands: PINC AI, our healthcare technology and services platform, Contigo Health, our direct-to-employer business, and Remitra, our supply chain-focused digital invoice and payments platform.

To us, this segment represents innovation. Healthcare technology-enabled solutions providing a wide range of transformational clinical and operational capabilities for providers, life sciences, payers, and employers. These brands are backed by over one billion points of cost, quality and operational data that are cleansed and normalized, so that our members and other customers have ready access to insights that help them improve. PINC AI has visibility into 45% of U.S. hospital discharges annually. And today, over 300,000 physicians access our platform. Insights from PINC AI, along with medical evidence and guidance, can be delivered real-time in the workflow of clinical and operational decision makers to guide their actions day to day.

We believe we are competitively positioned as a strategic healthcare partner not only because of our vast analysis-ready data. But because of our ability to quickly identify hard-to-find improvement opportunities and to deliver that insight into the workflow of decision-makers when and where they need it. Our recent launch of the PINC AI brand demonstrates our commitment to scale AI, and other advanced capabilities across other use cases in the platform. We have over 30 years of healthcare experience, capturing, cleansing, normalizing and anonymizing healthcare data.

By fully leveraging PINC AI capabilities, we believe we have the ability to surface retrospective, real-time and predictive insights that can lead to improved provider performance, accelerated time to market for life sciences companies and automated manual processes like prior authorization for payers. We plan to further leverage AI and other data science capabilities to serve our Contigo Health employer customers with physician selection guidance for health plan members. And finally, with Remitra, we believe we are on our way to fully automating the invoicing and payables process for suppliers and providers, saving them time and money and furthering our vision to gain visibility of 100% of supply chain spend.

PREMIER, INC.

2021 Virtual Investor Day Transcript

We anticipate pursuing multiple levers as part of our long-term growth strategy. Our ability to expand on our existing provider-based relationships with additional PINC AI technology and services use cases. Nurturing our recently launched brands by activating our go-to-market engine, providing our channels clear and concise differentiated messaging to win and retain business, continuing to grow market share by winning with a unique all-in platform play backed by a vast data set that niche players in the market rarely have access to.

Further expanding our geographic footprint in preparation to facilitate provider-employer partnerships, expansion into adjacent markets by scaling platform use cases to include life science companies, payers, suppliers and employers. And lastly, investing in growth both organically to ensure our technology and experts are competitive in the marketplace and inorganically to fill gaps in our portfolio.

I’d like to dive deeper into PINC AI, which today represents the majority of revenue in the Performance Services segment. This new brand represents the culmination of Premier’s multiyear strategy to integrate technology assets that drive meaningful change in healthcare. With the PINC AI technology and services platform, we aim to accelerate innovation in healthcare. This platform primarily services providers, payers and life sciences companies.

It’s no secret that healthcare is ripe for disruption and technology is on a short list of disruptors. Healthcare data is siloed and challenging to integrate, leaving providers with a disadvantage in managing their cost and clinical outcomes. Manual time-consuming processes like prior authorization lack automation and stand in the way of patient care. And the need for real-world evidence has never been more prevalent to accelerate innovation in clinical trial recruitment, connecting patients to treatments faster. We believe that PINC AI is uniquely positioned to help remove this waste, turn existing and new evidence into action and accelerate innovation to market.

As a Premier brand, we have over 30-plus years of healthcare experience and access to over 4,400 U.S. hospitals and health systems. Our data and reach are representative of the nation with 45% of hospital discharges flowing through our platform annually. This data is ready for use, giving our members the ability to identify and act on waste quickly and our life sciences partners the ability to test effectiveness of their therapies in the real world.

We don’t stop there. We believe that PINC AI provides an opportunity for not just insight, but meaningful change when delivered in the workflow, real time with decision makers. For example, guidance in the electronic health record of providers and optimal purchasing decisions hardwired in the enterprise resource planning system of supply chains. We expect to grow this business in three primary ways: One, by expanding existing member relationships to partner on large-scale transformative programs related to clinical intelligence, margin improvement and the transition to value-based care; two, by continuing to scale PINC AI use cases to serve the needs of adjacent markets, including life sciences companies and payers; three, by organic and inorganic growth to ensure our portfolio remains competitive and plug any capability gaps our members and other customers might have.

The second brand I’d like to cover is Remitra, our SaaS-based digital invoicing and payment solution. This business is backed by the integration of technology and existing customer base of recently acquired Invoice Delivery Services or IDS. You may be surprised to know that over half of all healthcare invoices are paper-based. And that up to 85% of invoices in healthcare are paid by check. This inefficient and archaic process is costing our industry billions of dollars.

Remitra digitizes healthcare supply chain invoicing and payables. This technology has the potential to streamline a supplier’s entire accounts receivable process and the provider’s entire accounts payable process. And because Remitra is part of Premier, we have the ability to extend that continuity from contracting to payments for our members. We believe the value this business can deliver is enormous including, but not limited to, the technical aspects of converting paper-based invoices using a technology called computer vision. Remitra can support great efficiency in procurement and payment processes, reducing errors and fraud and unlocking cost and labor efficiencies.

Our long-term growth strategy for Remitra is three-pronged. We see great opportunity in simply scaling our current invoice digitization across our membership. This effort is also expected to provide a deeper level of visibility to spend not under management for the GPO. The second horizon of growth over the next several months includes strategies to automate payments and provide financial solutions for our members. This would better ensure suppliers get paid on time, and providers are rewarded with rebates for early payment. Lastly, building upon our already strong technology-enabled financial network of providers and suppliers, we believe we can diversify revenue by including subscription and/or transaction fees for the Remitra platform.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Lastly, a quick overview of Contigo Health, our direct-to-employer business. With Contigo, we are elevating conventional care by connecting employers and healthcare systems to each other. Contigo Health is helping to position Premier members as potential collaborators for self-insured employers. Our overly complex and misaligned healthcare system is creating a significant cost burden and preventable waste. Self-insured employers are looking for a better way, and Contigo Health provides several solutions based on their needs.

From quality management programs to our center of excellence, Contigo Health helps employers connect their employees with high-value providers for high-quality, cost-efficient care. And the recent acquisition of Health Design Plus puts Contigo Health in a position to be a third-party administrator of benefits for employees. We believe Contigo Health can increase access to high-quality care, improve employee productivity and engagement and help employers control costs.

Over the next several benefits cycles, we are anticipating evolving our go-to-market strategies to meet the needs of large employers in the area of benefits plan administration. We currently expect to begin piloting benefits administration with several of our members that are self-insured, adding additional employers beyond calendar year 2024 and beyond. With these capabilities over the next few years, we expect to grow our center of excellence network of providers by 30 to 45 and add 100,000 covered lives from our broader population.

In summary, we believe we are well positioned to execute on our strategies to unlock the value of our Performance Services business by leveraging the unique combination of our network, our innovative technology-enabled platform and our vast data to provide actionable insights and meaningful solutions to the healthcare market. We believe further enabling our capabilities will lead to increased quality, lower costs and improved efficiencies in healthcare. And we will continue implementing our strategies to drive growth in markets ripe for disruption.

Before we transition to the Supply Chain Services segment, here is a quick clip of the value delivered from our Performance Services segment.

Robin Damschroder, MHSA, FACHE

EVP and CFO, Henry Ford Health System

Premier is more than just supply chain and cost. Premier does a lot of work in quality, safety, operations improvement. And we’ve been — had a privilege to have a pretty deep relationship with Premier.

Dennis L. Laraway

EVP and CFO, Banner Health

I think Premier will be defined as a total healthcare solutions company, providing technology in workflow solutions to its customer base in the future.

Robin Damschroder, MHSA, FACHE

EVP and CFO, Henry Ford Health System

That we have grown stronger together as we both view it as a partnership. This isn’t a vendor or a transaction relationship. We have members of the Premier team that are embedded with our teams, and they work with us daily. I think Premier finds itself being relevant to its members because it’s looking for ways to be forward and not just producing supply cost savings, really looking at the world’s being driven by data and the decisions that we make off of that and how do we actually bring that up to today and into the workflow of the clinicians who are making decisions.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Shaun Clinton

SVP, Supply Chain Management, Texas Health Resources

Premier has gone out of their way to keep up with the technology that allows us to do things better and more efficiently. And that just continues and continues and continues.

Robin Damschroder, MHSA, FACHE

EVP and CFO, Henry Ford Health System

Whether you look at its offerings around Contigo Health to respond to members’ needs, whether you look to Premier’s vision around data and how that’s going to support health systems, whether they’re looking at their operations, whether they’re looking at strategic things like value-based reimbursement. Those are the types of things as Premier looks out and is anticipating the needs of members in an effort to drive affordability and quality that are going to keep them a leading participant and a leading recipient of services purchased by healthcare systems.

Dennis L. Laraway

EVP and CFO, Banner Health

And lastly, as has been defined by the past, I see Premier remaining very customer focused through this journey, embracing the participation of its health system partners to help solve for problems in our healthcare industry today and beyond.

David A. Hargraves

Hi, everyone. I’m David Hargraves, Senior Vice President of Supply Chain at Premier. It’s a pleasure to be here today and share with you our strategy to continue to expand our supply chain services business through technology enablement of our capabilities.

Before I talk about our growth strategy, I’m going to provide you with some background on who our customers are, the problems we help them solve and how we are differentiated in the market. At a high level, our Supply Chain Services segment is focused on helping healthcare providers deliver high-quality care and safely reduce cost.

This segment includes our technology-enabled supply chain solutions, including our group purchasing organization, which serves more than 2,800 acute care hospitals and health systems and approximately 225,000 non-acute healthcare providers as well as our non-healthcare businesses like K-12 schools and universities. It also includes S2S Global, our direct sourcing business, which continues to drive meaningful cost savings and product accessibility in key supply shortage areas. We believe this is one of our key differentiators in the market, particularly since we have taken a leadership role in helping our member healthcare providers secure access to personal protective equipment and other critical items during the pandemic.

Our solutions are powered by what we believe is one of the most comprehensive supply chain technology platforms in the industry that in its current state can help digitize the healthcare supply chain process from end to end, meaning from procurement to payment. This too sets us apart in the market.

The COVID-19 pandemic highlighted the need to accelerate modernization of the healthcare supply chain and fix several challenges, some of which are systemic in the industry. Without transparency into order status, inventory, pricing, contract compliance and potential disruptions, health systems struggle to manage their businesses effectively. Premier’s technology and analytics can provide a comprehensive, retrospective, real-time and predictive view into the current state of a member supply chain so they can manage it with precision. The unprecedented demand for PPE and other critical supplies during COVID-19 created immense pressure on health systems due to an overreliance on raw materials and PPE from overseas manufacturers.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Premier’s foresight into a lack of supply chain diversity is why we created our direct sourcing business and how we were able to quickly stand up near shore and domestic manufacturing for several products on shortage. The industry’s aging workforce compounded by pandemic-related burnout have been a big shock to our system. Premier’s investment in AI-enabled process automation is intended to help ensure healthcare supply chain professionals are practicing at the top of their license. Lastly, the pandemic has further accelerated the shift of care that was once inside the four walls of a hospital to other non-acute care settings.

We believe Premier is well positioned to address this market opportunity, adapting and shifting our capabilities to serve these additional non-hospital settings. We believe Premier’s investments and focus on technology enabling the supply chain will drive deeper savings for our members and position us as a leader in the market. Through digitizing the supply chain process for our members and suppliers, we believe we will have more visibility into the more than $200 billion of our current members’ nonlabor spend. We already addressed more than $69 billion of their spend today and believe we have never had a greater ability to go after and address more of this spend opportunity through a number of initiatives, including growing our high compliance programs, expanding our contract portfolio and deepening our penetration into purchase services.

Through further technology enablement and greater visibility into their spend, we can better negotiate contracts for market-leading pricing, help healthcare providers more easily identify incremental savings and improvement opportunities, provide suppliers with the ability to better anticipate changes in demand, connect purchasing decisions and resource utilization to clinical outcomes, which empowers clinicians to make decisions based on the best outcome for the patient, increase penetration of our existing members, the visibility we have has never been greater and nimbly predict and hopefully prevent disruptions to the supply chain like we saw with the COVID-19 pandemic.

You can’t manage what you can’t measure, and gaining visibility to a member’s total nonlabor expense requires a competitive and comprehensive supply chain technology platform. We believe many niche supply chain technology players in the market lack data continuity and scale, while users of our platform benefit from data that is accurate for retrospective real-time and predictive insights into potential savings opportunities and to prevent potential disruptions. Our end-to-end solution streamlines the entire process for healthcare providers and suppliers from contracting to ordering to payment. Our analytics help identify with precision, hard to find savings and efficiency opportunities.

We automate and streamline contract negotiations to find the most clinically efficacious products at fair and competitive prices. Our platform further hardwires on contract ordering to maximize savings and eliminate potential pricing discrepancies. Then our platform closes the loop by digitizing and streamlining the invoicing to payments process, which helps ensure: one, that suppliers are paid in an efficient and timely manner; two, that providers are aware of and able to take advantage of any pricing discounts; and three, that potential human error in the process is significantly reduced.

Importantly, our technology platform is GPO agnostic, which allows us the opportunity to gain market share by landing with technology and then expanding with the GPO or other technology and services. In fiscal 2021, Supply Chain Services delivered approximately $1.3 billion in net revenue, adjusted for the impact of the COVID-19 pandemic and through the strategies that I’ll be discussing.

In fiscal 2021, Supply Chain Services delivered approximately $1.3 billion in net revenue. Adjusted for the impact of the COVID-19 pandemic, and through the strategies that I will be discussing, we expect to grow net revenue for this segment, on a compound annual basis, in the mid- to high-single digits through 2024. What’s important to note is that certain components of our Supply Chain Services business are stable and generate strong, consistent cash flow while others are fast growing with vast potential.

I’m now going to spend some time walking you through our current strategy to deliver long-term, stable growth in the Supply Chain Services segment and how our robust proprietary technology is expected to help drive that. Our strategy includes these three growth areas. First, our acute care supply chain solutions for hospitals and health systems, which as I mentioned earlier, is stable and still has a long runway of spend opportunity that we believe we can address for our existing members. We expect to continue to deliver consistent and stable growth over the next few years. Second, we expect our non-acute care and non-healthcare focused businesses to grow at a faster rate than the acute care business. And third, we expect to grow our direct sourcing business through expansion into higher-margin clinical product categories.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Just a quick overview on our acute care business. More than 2,800 hospital and health systems. Members have access to purchase from approximately 3,100 contracts with over 1,350 suppliers. Innovative performance programs and building analytics helped to drive on contract spend. Data backed and AI-powered algorithms to more easily surface opportunities to improve costs without sacrificing quality. Some health systems further engage with us to co-manage functions within their supply chain for efficiency and best practices. We expect to deliver on growth in this market by more deeply engaging with members to expand their contract penetration and increase participation in performance groups.

We will work to broaden our contract portfolio and drive more adoption of our technology capabilities, and we can help to address current staff shortages and skills gaps with our co-management offering.

As care continues to transition outside of the four walls of the hospital to alternate sites of care, we believe we are well positioned to lead and further address the non-acute healthcare market. Our differentiated offerings in this segment are represented by the brands Innovatix and Essensa, which provide unique product portfolios for non-acute providers, including surgical centers, pharmacy, including infusion and specialty, senior care and non-healthcare businesses.

Growth in this business is expected to be driven by continuing to focus on key growth markets as well as expanding into adjacent markets to serve non-healthcare companies. We expect to continue to expand our technology and services platform with customizations to meet the unique needs of these markets. That includes expansion of our e-commerce platform stockd. which serves as an online marketplace for reliable access to healthcare and other products at fair and competitive prices.

S2S Global, our direct sourcing business, saw increased growth in fiscal 2021 as we leverage these capabilities to address significant product shortages by helping our members gain access to PPE and other critical items. Our direct sourcing is a strategic augmentation of our GPO business that we can leverage to gain better transparency to the true cost of products and negotiate and source the most clinically effective products for our members. Having members agree to a product spec in advance of the manufacturing process allows us the opportunity to source in the best interest of our members.

As Mike mentioned, the pandemic highlighted the criticality of building a healthier, more resilient supply chain. And over the past 1.5 years, we’ve engaged in several co-investments and other collaborative efforts with our members to partner with domestic manufacturers to ensure a steady and stable supply of critical items like masks, gowns and gloves. Historically, through this business, we have generally focused on addressing more commodity-like categories of spend. We plan to continue to grow this business by expanding into higher-margin clinical product categories.

In summary, we believe we are well positioned to drive further long-term growth. We believe we can do this by leveraging the unique combination of our member network, innovative technology platform and vast data to provide actionable insights and meaningful solutions to the healthcare market. We also believe further technology enabling the supply chain from end-to-end can increase quality, lower cost and improve efficiencies in healthcare. We will continue executing our strategies with discipline to drive continued growth, all with the ultimate vision of helping to create a healthier, more resilient supply chain.

I want to leave you with a brief clip about the value and impact of Supply Chain Services.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Robin Damschroder, MHSA, FACHE

EVP and CFO, Henry Ford Health System

At this point in time, we’ve been a leading member of Premier’s high compliance performance group known as SURPASS. In joining that group, I think in May of 2018 and since that time, Henry Ford Health System has identified about $15.6 million in savings, and we’ve implemented about $14.9 million worth of that savings. We’ve also partnered with Premier to generate about $16.3 million in incremental savings over a 3-year period.

Bill Santulli

COO, Advocate Aurora Health

Since May of this year, since May of 2021, Premier has helped us generate an additional $10 million per annum in cost reductions. And we’ve identified together another $15 million per year savings.

Dennis L. Laraway

EVP and CFO, Banner Health

From my own vantage point, I see premier evolving as a total spend management company beyond supply chain into the future. I think you get into some of the supply programs, but also programs around purchase services and total spend analytics for our health systems. Some great opportunities for us to be more cost effective going forward.

Kathryn Carpenter

System VP, Clinical Strategy, Sourcing and Contracting, CommonSpirit Health

Domestic manufacturing opportunities really helped give us the confidence that we were going to be able to get through the pandemic without ever running out of any of the precious PPE that we needed.

Brian C. DeBusk, PhD, MBA

CEO, DeRoyal Industries

I received a phone call on my cell phone from Mike Alkire, and he said, this is what we’re doing. He said, we’re going to invest in the personal protective equipment space. We’re going to bring some of this back onshore. He shared with me a little bit about what he was doing in the N95 mask space then asked us if we wanted to do something similar in the Level 2 Isolation Gown space. And I said, absolutely. And so it’s really fascinating this new model. I don’t think it replaces your traditional contracting model, but I think it complements it greatly because what you have now is a model that’s additive to the supplier pool.

And I’ve been in this industry really since GPOs were formed and matured, and I’ve never seen a model like this that is additive instead of subtractive to the supplier pool. And I think long term, it’s going to be very good for the industry, and I think it’s going to be very good for Premier’s members.

Kathryn Carpenter

System VP, Clinical Strategy, Sourcing and Contracting, CommonSpirit Health

So the technology of the contract management system of Conductiv has been really wonderful for us to be able to really aggregate that. Anytime you have an integration, obviously, and our system went through a merger and then a GPO change. The holy grail is to standardize that work, to be able to develop one platform, to be able to bring disparate groups together to one system. And that has been an important part of our work. We have worked together to figure out which of those technologies and tools are appropriate for a system our size. And I have to say that Premier has been very amenable to making sure that they’re building for us what we need.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Joseph Machicote

Hi, I’m Joe Machicote, Chief Diversity and Inclusion Officer at Premier. Today, I’m going to discuss the how behind execution and performance. Excellence in innovation and performance requires a main ingredient, and that is our cast of very talented, diligent, intelligent and committed people. Studies have shown us that employees are more likely to perform when they are highly connected to the work of the company, work with people they like, including their boss, and feel like they are contributing to a purpose bigger than themselves.

Our engagement scores are not only very high. In every case, our scores have exceeded the national benchmarks, and ensuring we live our values in every interaction is a key behavior that helps us to achieve our success. And our value proposition seen through the lens of our culture shows. Premier has been recognized over the past several years by multiple entities for our commitment to our employees, our members and customers and the communities we serve. That said, how good we have been in the past is only a predictor for how good we can be in the future. In order to maintain and enhance our culture of performance excellence, we must be intentional and diligent in the continuous improvement of our culture.

I’d like to share with you how we are intentionally enhancing not only our people and workplace culture, but the culture by which we operate the business itself. We start by ensuring that diversity, equity, inclusion and belonging is not just at the core of our workplace, but that it is holistically focused on how all the elements of our culture interconnect. Our strategic pillars start with a focus on leadership and culture, which is where all of our values begin and must be demonstrated to the rest of the organization.

We focus on community development because our mission is to improve the health of communities. We demonstrate our commitment to developing communities, not only supporting the hospital systems and other customers we serve, but focusing on how we, as an organization, also impact the communities our employees live and work in. Our focus on people and workplace is to build a diverse workforce by identifying, attracting and retaining a pipeline of diverse and qualified candidates through targeted outreach, recruitment, employee development and selection in an antidiscriminatory environment that ensures equal access to opportunities.

Our focus on supplier diversity is also connected to impacting the community at large by creating positive socioeconomic impact and supporting minority, women, military, veteran-owned, disabled, LGBTQ and service-disabled businesses within our GPO portfolio. While we have a very strong culture, maintaining and improving upon that culture takes very intentional and conscious effort. An engaged or strong culture in and of itself is an exercise in continuous improvement. Our one team growth mindset culture is designed to focus on operational excellence, and we do this aligned as one team.

The growth mindset starts with each of us making a very conscious commitment to fully adopting high-performing team priorities, habits and systems as part of our DNA. It defines the culture by which we lead the business. Our continuous job as leaders is to communicate and interact with each other and our teams, so we are all aligned, create agreements for the expectation of that behavior then commit to those agreements. It is a conscious commitment to and focus on performance excellence designed to result in value creation for all of our stakeholders.

Central to carrying out our mission is having sound ESG practices that help us define and measure our operational culture. In order to measure and share the impact of our culture on our constituents, we recently published our first ever sustainability report. It is aligned with the SASB framework for our industries and focuses on key areas such as governance, responsible business practices, our people and workplace culture, our social responsibility efforts, supply chain management and environmental management. ESG oversight has been elevated to our Board of Directors so that it is governed at the highest levels of our organization.

Our Board is responsible for overseeing our efforts and progress through its Nominating and Governance Committee. And our ESG Steering Committee is comprised of a broad selection of leaders across the company, including me. We want this to be a clear message of integrity in the work that we do.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Improving the health of communities is more than our mission. It’s our social responsibility and it’s part of our cultural DNA.

All this combined, we believe our intentional efforts to continuously evolve and enhance our culture, have a significant positive impact on our stakeholders. Sound ESG practices are critical to the success of our business because they help us define our operational culture. In this visual, the vertical identifiers speak to the strategic initiatives regarding cultural development, while the horizontal identifiers across the top represent the constituency to which this strategy impacts. When these cultural pillars align, it helps us execute our strategic plans.

And we believe it will ultimately have a positive impact on and deliver value to all our stakeholders through organizational effectiveness, operational excellence and financial strength.

Thank you for your time today. I’ll now welcome Craig McKasson, Premier’s Chief Financial and Administrative Officer.

Craig S. McKasson

Thank you, Joe, and thank you to everyone for joining us. I’m Craig McKasson, Premier’s Chief Administrative and Financial Officer. I’ve been with Premier for almost 25 years, and I’ve never been more excited about the opportunities that we have outlined as part of our future.

As you’ve heard today, we have a great deal of momentum and a vision and strategy to monetize these advanced technologies and improve healthcare in our communities. Today, I’m going to provide you with additional details regarding our longer-term financial expectations. Our team has walked you through what we believe are compelling strategies to continue to drive growth of our businesses. I believe Premier is well positioned for long-term success.

We have a strategy that is focused on leveraging and further technology enabling our unique set of capabilities to continue addressing critical market needs by becoming more embedded with our healthcare provider members and expanding our capabilities into new and adjacent markets. Importantly, and to echo Joe’s comments, we have a highly engaged culture. Our employees are focused on our mission and delivering value, value to our members and other customers and value to our stockholders.

I will now share how we expect our unique set of assets, combined with our growth strategy and focus on our mission to translate into future financial performance. We are focused on driving growth through disciplined execution to deliver revenue and profitability. This will be imperative to achieving our targets of mid- to high single-digit compound annual growth rates for total net revenue, adjusted EBITDA and adjusted earnings per share.

A few comments regarding these targeted growth rates. These growth rates exclude the significant impact from the COVID-19 pandemic, which resulted in an incremental $500 million of revenue in our direct sourcing products revenue in fiscal 2021, driven by our efforts to help our members secure PPE and other critically needed items as they navigated through the pandemic.

As we stated on our recent earnings call, we expect our effective tax rate to be approximately 21% for the full fiscal year 2022. However, our targeted adjusted EPS multiyear CAGR reflects our effective tax rate returning to a more normalized 27%. The lower tax rate for fiscal 2022 is due to the additional release of valuation allowance on deferred tax assets in connection with our anticipated plan to reorganize and simplify our subsidiary reporting structure by the end of the second quarter of fiscal 2022.

PREMIER, INC.

2021 Virtual Investor Day Transcript

We generally expect that our consolidated profitability metrics will grow at similar rates to total net revenue. As a result of the continued strategic diversification of our business that includes certain elements with varying margin profiles, for example, our direct sourcing business has lower margins compared to the group purchasing business since we take title to the underlying products. Because we anticipate that direct sourcing will grow at a faster rate than group purchasing, we expect an impact on our consolidated profitability margins. However, we anticipate overall profitability dollars to continue to grow, and we focus our efforts to maintain or expand the margin profile of each of our underlying businesses.

Now I would like to talk about our two business segments in more detail, starting with Supply Chain Services. As David addressed earlier, we believe Supply Chain Services is positioned for sustainable long-term growth. Adjusted for the impact of the pandemic, we’re targeting compound annual revenue growth in the mid- to high single-digit range. We expect this growth to be driven by low single-digit growth in our more established and stable acute care GPO business, augmented by high single-digit growth in our non-acute GPO business.

We believe the non-acute market is less penetrated than the acute care business, and market dynamics continue to drive higher utilization in these care settings. We also believe there are untapped growth opportunities in the non-healthcare GPO business. Collectively, we anticipate this will result in low to mid-single-digit growth in total GPO net administrative fees revenue.

We also continue to expect that our direct sourcing business, again, adjusted for the impact of the COVID-19 pandemic, will grow in the high single to low double-digit range, as we continue to further penetrate our membership and selectively add additional product categories to the product portfolio. From a margin perspective, we generally expect this segment’s adjusted EBITDA margin to be in the 49% to 51% range, with high margins in the GPO given the nature of that business model and low to mid-single-digit margins in direct sourcing.

Turning to Performance Services. And as Leigh discussed earlier, we believe this business is positioned to achieve mid- to high single-digit compound annual revenue growth through our continued enhancement and AI enablement of our healthcare provider solutions, combined with our continued expansion into adjacent markets. We expect this revenue growth to be driven by mid-single-digit growth in our healthcare provider business, which is driven by PINC AI through stable performance in our core provider capabilities as well as expansion in new innovative areas and AI enablement enhancements that we’re continuing to develop and invest in.

We anticipate revenue growth to be accelerated by our continued expansion into the employer, life science, payer and supplier adjacent markets through Remitra, Contigo Health and the life sciences and clinical decision support businesses within PINC AI. We’re targeting an aggregated compound annual growth rate in the 30% to 40% range in these adjacent markets. Over the last several years, we’ve essentially built and strategically invested in what had been fairly nascent businesses. And we believe we are now positioned to scale and gain further traction in the market.

From a margin perspective, we expect this segment’s adjusted EBITDA margin to be in the mid-30% range, comprised of: one, 50% plus technology business-related margins; two, 20% to 30% consulting margins that include the more labor-intensive nature of the services; and three, ongoing and additional investment in newer stage innovation and developments to drive future growth.

Turning to our ability to fund that growth. One of the strengths of our business is the ability to generate significant cash flow. We have a history and an expectation going forward of continued strong cash flow generation. We generally expect free cash flow to be in a range of 35% to 45% of adjusted EBITDA for the next few years, with fiscal 2022 slightly higher at 35% to 50%. The slightly higher performance this year is due to our expectation of a timing-related catch-up of cash inflows from capital outlays in fiscal 2021 as a result of our work to help our members secure PPE and other critical items related to the COVID-19 pandemic.

Another item affecting free cash flow is the termination of the historical TRA agreements with our member owners as part of our restructure in August of 2020. As a result, we accelerated the discounted value of payments owed to member owners and will make early termination payments totaling approximately $474 million paid in 18 equal quarterly installments, which began in the quarter ended March 31, 2021, and will continue until the quarter ending June 30, 2025. We believe that the termination of the TRA simplified our organizational structure and enhanced our long-term balance sheet flexibility, since it fixed, and accelerated the amount of the current and future liability.

PREMIER, INC.

2021 Virtual Investor Day Transcript

We also believe we accomplished this restructuring while income tax rates were relatively low, and we expect the company to see additional benefit in the event that income tax rates increase as has been discussed in the future. We expect these quarterly payments to approximate 18% to 21% of free cash flow through fiscal 2025, after which we would generally expect our free cash flow as a percent of adjusted EBITDA to increase to a level of 55% to 65% based on our current business mix.

From a balance sheet perspective, as of October 2021, we are in a net cash position. We have an outstanding balance of $125 million on our $1 billion revolving credit facility. This represents less than half of the return of our trailing 12 months adjusted EBITDA. We continue to be prudent with use of our capital, but remain open and committed to utilizing additional capital to drive further shareholder return. With our strong cash flow, we could comfortably increase our debt level to 3x to 4x adjusted EBITDA with the ability to delever fairly quickly.

We would consider incurring this level of debt if there was a highly strategic and financially attractive opportunity that aligns with our capital plan framework, drives long-term sustainable growth and delivers value to our stockholders. Longer term, we believe an optimal capital structure could potentially include debt of up to 2x adjusted EBITDA. And although we have no mandate or current need to incur that level of debt, we will continue to engage in regular discussions with our Board of Directors to assess how to best position the company for future success and stockholder value creation.

With the expected continuation of strong cash flow and a flexible balance sheet, we believe we are well positioned to continue to implement our balanced capital deployment strategy that is focused on continuing to drive growth through organic reinvestment in our businesses, augmented by disciplined acquisition and investments to support our strategic goals as well as returning capital to stockholders, which we have been doing through share repurchases as well as the initiation of our quarterly cash dividend.

Demonstrating our balanced approach, you can see that over the last five years, we have returned approximately 40% of our deployed capital to stockholders through share repurchase and dividends. With the remaining 60% focused on driving growth and expansion of our capabilities. We did take a pause on our share repurchase efforts in the second half of fiscal 2020 and in fiscal 2021, primarily due to the uncertain environment caused by the pandemic. During the first quarter of fiscal 2022, we initiated the Board approved $250 million share repurchase program with the repurchase of 1.1 million Class A common shares for $42.6 million. We subsequently repurchased an additional one million shares for approximately $40 million through October 29, 2021.

Looking at additional detail regarding our capital allocation, you can see that it’s fairly balanced. From an organic development and reinvestment perspective, approximately 50% of our capital expenditures have been allocated to strategic growth with the remaining amount dedicated to maintaining our existing and established capabilities. As we continue to make investments in our businesses and reinvigorate growth by expanding into adjacent markets, we currently anticipate allocating nearly 60% in capital expenditures in fiscal 2022 to help drive future growth of our business with investments in scaling our AI-enabled clinical decision support capabilities to automate back office prior authorization for payers and streamlined coding and documentation for providers. Advancing integration of our capabilities with EHRs, enabling providers with consumer-driven metrics to look for high-value physicians, building data science models for precision dosing and infection prevention to help enable real-time clinical intelligence.

A component of our growth strategy is to be opportunistic with regard to acquisitions. We have an established acquisition and integration framework that we believe helps drive value creation. We have a disciplined and rigorous diligence process designed to better ensure any acquisitions or investments we consider, align with and advance our long-term strategies, enhance and strengthen our capabilities, are aligned with critical member needs and provide a strong cultural fit. Critical to a successful M&A process is a disciplined integration process designed to drive targeted revenue and ensure cost synergies are achieved. Importantly, an acquisition must create value for our members or other customers and for our stockholders.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Financial targets for acquisition and investments, generally target growth with accretion in year one and to achieve a run rate return on invested capital greater than our weighted average cost of capital by the third year. Looking at some of our more recent acquisitions, including Stanson Health, MedPricer, Health Design Plus and Invoice Delivery Services they all remain on track to meet our goals by driving growth and creating value.

Now just a quick reminder, since we provided our fiscal 2022 guidance a couple of weeks ago. We believe we had a strong start to begin fiscal 2022, and we remain on track to achieve our financial guidance for the year. We entered fiscal 2022 with strong momentum and believe that if we continue to execute our strategy this year, it sets us up nicely for the future.

In conclusion, and as you have heard throughout the morning, we believe we are well positioned for sustainable long-term growth as we continue to make progress advancing our strategies, continue to generate strong free cash flow and maintain a flexible balance sheet that we can leverage to execute a balanced capital allocation strategy focused on driving growth of the business as well as returning value to stockholders. And I hope that through the course of the team’s presentations this morning, we have provided you with more clarity on how we believe Premier is differentiated in the market, how we are currently using and enhancing technology and plan to leverage it to drive innovative solutions to our members, suppliers and other customers.

I also hope we provided a better understanding of our strategic path forward to achieve our longer-term targets and deliver long-term value to our stockholders. I remain very excited about our future and have confidence in our ability to execute and drive future growth.

Thank you for joining us today. We will now take a 5-minute break after which we will rejoin you and answer any questions that you might have.

(Break)

Craig S. McKasson

Welcome back. We’re now going to spend the next several minutes asking — answering your questions. As a reminder, in the lower right-hand corner of your screen, there’s a chat feature that says, ask a question. So you can click that button in order to submit a question. In addition to all of our presenters today, Andy Brailo, our Chief Customer Officer, is joining us as well. So why don’t we go ahead and get to it?

QUESTIONS AND ANSWERS

Craig S. McKasson

Our first question is, what is your view on inflation? Do you expect any meaningful impact for Premier in terms of headwinds or tailwinds? And are we or will we be able to pass increased pricing on to our members and customers. So Mike, why don’t we start with you?

Michael J. Alkire

Thanks, Craig. So first of all, from an inflation standpoint, everything that we do at Premier is really designed to ensure that inflation does not enter into our pricing at all. So think about the work that we do from a sourcing standpoint, the way we write contracts, the technologies that we’ve invested in in the field, where they can actually work with our customers to look for products that maybe don’t have inflation with them. So from a — just a pure inflation standpoint, everything we do is designed to ensure that we minimize inflation.

PREMIER, INC.

2021 Virtual Investor Day Transcript

With that, David, could you spend a little bit of time talking about our processes and how we really focus on keeping inflation out of our price points?

David A. Hargraves

Absolutely happy to. So a couple of points to make here. One, inflation is real. We see about it in all the news right now. But if you look at the story with Premier and our contract portfolio, our members are largely isolated from that. There’s a couple of reasons behind it. One is, the overwhelming majority of our contracts are firm fixed prices for three years. So even though there could be rises in the material cost or in labor and things like this, our members are largely not impacted by that. For that reason, the answer to the question is we don’t expect there to be a material impact on Premier’s financials this year as a result of inflation.

The second portion of the question is, do we expect that those pricing increases could be passed on to our members? The answer there is a little bit more complex. But again, it’s overwhelmingly no, because our contracts protect for it. The only clarification I’d like to make is twofold; one, in our food business, we have the ability in our contracts there to let food prices rise and fall with the market while ensuring that our members have the best price in the market. Second, if there are extenuating circumstances and suppliers are in a dire situation, they have the ability to request price increases. But just like all of our contracts are awarded, it is only by our member committees and the members’ decision that any temporary price increase would be granted. And again, in closing, no expectation of any material impact on our business this year.

Craig S. McKasson

Great. Thank you, David. Appreciate that. Okay. Our next question, how are you winning new members and customers in the market? And what are the key things that new members are focused on when making a decision? Mike, do you want to kick us off again?

Michael J. Alkire

Sure. First, we are winning in the market. We are continuing to take market share. Second, I would tell you it’s our very unique approach to how we’re actually investing our capital into technologies that allow for us to get after spend that’s very hard to get after. It’s also the way that we differentiate our sourcing and our committed programs and those kinds of things.

But Andy Brailo, could you just spend a little bit of time and talk a little bit about how when we have shoot-outs or when we go after new customers, what really does differentiate us from a customer perspective?

Andy Brailo

Yes. Thanks, Mike. I’m just going to echo something Mike just shared. How we win in the marketplace? Well, it’s telling a story that is uniquely ours and one that only we are equipped to tell. And we’re doing it by sitting down with our members and truly trying to understand their needs and then matching their needs to our very specific solutions. So how are we doing it? Well, if we think about the Performance Services side of it, we’ve got a very broad and diverse set of applications that have been designed by our members with our members to address very specific needs. So whether that need is figuring out how to use AI to focus on labor improvements, measuring quality to make sure you are aligned to the latest in value-based care metrics or trying to improve clinical decision support, we wrap those solutions around with our advisory team and especially in a world in which labor is at a premium, bringing those additional resources to the table absolutely helps our members be successful.

PREMIER, INC.

2021 Virtual Investor Day Transcript

And then if we think about the Supply Chain Services side, it is really going beyond what a traditional GPO does and really focusing on, as David said in his video, nonlabor expense reduction. So what does that mean? It means in the traditional GPO world, we’ve got the med surge, pharmacy, lab, et cetera. we’re going beyond that to focus on purchased services, which is an area that continues to be ripe for opportunity for savings and additional administrative fee generation for our business and for our members.

And when we think about the key things that members are focused on and what’s forcing them to make their decision, well, they have to think differently, too. Just like we talked about in all of our videos, we have to continue to innovate. The members are challenging each other to focus on growth and doing things differently from their perspective. And when they take a moment to really sit and listen to our truly unique story, well we’re incredibly successful in the marketplace. And as Mike said, we’re absolutely a market taker.

Craig S. McKasson

Great. Thanks, Andy. Appreciate that. Okay. Our next question is, what is the value of keeping Performance Services and Supply Chain Services in one consolidated asset? And would we ever consider the separation of the two or a sale of underappreciated assets to unlock value? Again, Mike, I think we’ll start with you.

Michael J. Alkire

Thanks, Craig. And please add in. So first of all, we’ve designed both parts of our business, our Performance Services business and our Supply Chain business to be very, very competitive on their own. So we want them to build out branding and differentiation in the market to truly be a market taker for both Performance Services and in our Supply Chain business. Having said that, there is value by having the two aligned. So for example, in our Supply Chain business, when we get after more advanced cost reduction scenarios, we pull in our clinical data to look at things around resource utilization and resource optimization. And then on the Performance Services side, we’d like to bring in our supply chain data and supply chain capabilities when we’re getting after total performance improvement through our advisory services offering.

In terms of would we ever think about potentially separating the assets, we’re always in conversations with our advisers and our Board around looking for ways truly to optimize the most amount of total shareholder return.

Craig S. McKasson

Yes. Really nothing to add to that, Mike. Thank you. Okay. If we keep moving on, what is our go-to-market strategy for PINC AI to providers? Is it focused on current GPO members? And is there a separate sales force pushing AI to providers? So Leigh, I think we’ll turn to you for that one.

Leigh T. Anderson

Thanks, Craig. My first 3-part question. So let me start with the last part first. Is there a separate sales force pushing AI to providers? The answer is absolutely. It’s anchored in sort of a go-to-market strategy, which would be the adjacent markets, the payers, the life sciences and then the providers. So there is a lead sales force team that’s calling on payers, calling on life sciences and calling on providers. We think that that’s really important because there’s a lot of synergy between the market strategy for providers in those adjacencies. So in payers, you’re really looking at prior authorization. So you’re really thinking about the intersection of providers and payers, and life sciences, you’re thinking clinical trials. All of those folks need to be specialized on that.

Our current focus is beyond GPO members, although we spend a lot of time with all-in solutions for current GPO members and how we focus on sort of the half of the market that is PINC AI that is GPO-centric, is we’ll partner with Andy, and we’ll go in with an all-in services enabled technology wrapper and really focus on margin improvement. The other two areas that are market focused in PINC AI for providers is really value-based care. Think about things like natural language processing and reading HCC or value-based reimbursement rules inside of the EMR.

PREMIER, INC.

2021 Virtual Investor Day Transcript

The other piece of it is our traditional clinical intelligence platform. That clinical intelligence platform really supports Leapfrog, U.S. News & World Reports and actually being able to bend the cost curve while the patient is still in the hospital and driving better outcomes. So Craig, how we win in this market is really by anchoring with the provider and finding growth opportunities in the adjacent markets.

Michael J. Alkire

Hey, Leigh — just real quick before Leigh jumps off that. Could you spend a little bit of time just talking about — because I do think it’s very unique. The way that you sort of differentiate your accounts and at the levels and then how you have account teams because I do think it’s very unique when we go to market and life sciences, we bring in expertise from the life sciences market. When we go to market in Contigo, we bring in expertise from the payer market. But talk a little bit about how you kind of stratify your accounts?

Leigh T. Anderson

Yes, Mike, on the life sciences side, we spend a ton of time working the top 40 pharmaceutical companies. We have a great relationship with them based upon our traditional historical relationship with the GPO. Our perspective is we can differentiate our services offerings by bringing in domain experts in pharmacy vigilance and also sort of being able to take that solution, which is — when you’re thinking about clinical trials, you’re thinking about sort of toxicology, right? So if we’re able to look at the ability to bring some of that data together for life sciences, while they’re identifying the patient and be able to see that toxicology model with our experts, we believe that’s a key differentiator for clinical trials in like Phase II. So we’re spending a lot of time with experts in that space.

Also, with the direct-to-employer model, we also have a tremendous amount of background with our top-tier providers that are leveraging provider-sponsored health plans. So how we go to market with those folks is different than if we were just doing a pure play technology-based solution with providers, spend a lot of time on tiering to make sure we’re going to the right tier with the right solution.

Craig S. McKasson

Great. Thanks, Leigh. One thing I’d like to actually have Andy provide a little bit of additional color on is in terms of the sales force to providers. While we do have subject matter experts and a dedicated sales force, we also leverage the embedded field force across the enterprise, Andy. I think if you could spend just a minute talking about that as well.

Andy Brailo

Yes, happy to. And you’re absolutely right, Craig. If we think about the way we work with our members today, and primarily, we think about those customers that are on the supply chain as well as those that are in Performance Services. We’ve got embedded teams that are working with them. So on Supply Chain services, we have our customer success team. They’re there to make sure that whatever investment that member has made in technology with Premier, we’re optimizing the ROI. That earns us the opportunity to go in there and talk about other things that are in their needs. The same is true on the Supply Chain Services side. If we’re doing our job appropriately, we’re absolutely generating savings. We’re generating value on the GPO portfolio, but then we’re also being masterful at understanding the language of need. And sitting down through our executive conversations and seeking to understand where is that organization going, what’s the continuum and then talking about those very specific opportunities that can help them close gaps and improve their circumstances.

Craig S. McKasson

Perfect. Thank you, Andy. I appreciate that. Okay. Let’s move along.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Next question. Where are you on the path to a One Team growth mindset culture? What sort of initiatives do you have or expect to put in place as you evolve your culture? And importantly, how is this different from how you have historically approached cultural development? So Mike, I think probably kick off with you, and then over to Joe.

Michael J. Alkire

Yes. Thank you, Craig. So Craig, as you know, the culture has been one of my five tenets as I have entered into my new role. So this focus on how do we build out a culture, a winning culture, a culture that’s growth-oriented, along with our focus on execution, along with our focus on technology enablement, along with building out capabilities to build total shareholder return in the long term. With that, though, Joe, spend a little bit of time talking about the culture that you came to in Premier and the conversations we’ve been having about our diversity and inclusion and the focus on growth as we think about launching that.

Joseph Machicote

Yes, absolutely. Thanks, Mike. So as I mentioned in the presentation, developing a culture is a continuous improvement process. So I’ll give you an example of something that’s kind of going on real time and hit one of the questions around what are the initiatives that we expect to come out of this. So right now, real-time, we’ve introduced this to our top 200 leaders in the organization. So as we speak, they are working on projects now where we divided them into groups of 10 to continuously assess what our culture looks like.

So in a continuous improvement process, the fact that we have a great culture doesn’t mean that tomorrow, we’ll have a great culture. We have to continue to work on it. So each one of these teams of 10 is in the midst of answering four questions. The first one is, so what do we look like when we’re on our A game, when are things really working well for us? The second question is, so what does it look like when we’re on our D game? So what’s happening when things are not necessarily working well for us. The third one is what should we do more of? So what are the tailwinds, if you will, that keep us successful, but then also taking a critical approach at the headwinds and saying, so what are the things that maybe get in the way and slow us down.

So for those things that are tailwinds, we want to capture that, and we want to make sure that we’re making commitments to sticking to that. And by blueprinting this, that becomes the way that we actively engage and continuously improve the culture on a day-by-day basis.

And then the other side of that is with the tailwinds is making sure that we’re making agreements with one and another that we’re not going to do the behaviors that cause the headwinds for us. So there’s an active approach to the way that we do this.

And again, 200 leaders that are going to work on it first because this is something that has to start with leadership. And that 200 leaders, by the way, includes all of us on the E-team, and a couple that are not here today. And then that begins to cascade throughout the organization. So it’s an activity that is daily. We constantly need to think about it. We constantly need to tune it, but that’s some of what we’re working on right now.

Craig S. McKasson

Thank you. Okay. Moving along. Next question. How are you evolving your go-to-market capabilities especially on the investment side as you build out your employer-facing Contigo Health business? How are you balancing the high cost of employer-facing sales reps and gaining mind share in what is becoming an increasingly crowded space? So Leigh, I think this is right up your alley.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Leigh T. Anderson

Thanks, Craig. So our market capabilities around the employer-facing Contigo business is really focused on a couple of key areas. One is the technology that enables clinical excellence. So if you think about employers, they’re always interested in the highest value of care they can provide for their employees.

So we spend a significant amount of investment, making sure that we are able to identify high-value physicians, high-value providers. We also spend a significant amount of investment, making sure that we can broaden that definition out to more providers. So by leveraging clinical decision support and clinical excellence protocols, we’re able to inside the workflow nudge physicians. So our key area of investment is really on the tech side.

Another key area of investment is broadening out geographically-based, large-scale providers. So based upon the Center of Excellence model, our Center of Excellence model needs to make sure that there’s a broad base of providers that can support maternal health initiatives, that can support orthopedic surgeries. So we’re really spending a lot of time on making sure that there is a large pool of providers that can solve this problem.

The second piece of it, which is the high cost of employer-facing sales reps is really a unique place for Premier to play. We have 60-plus members that run provider-sponsored health plans. So instead of us investing hundreds of thousands or millions of dollars in SG&A and being able to sort of try and find a needle in a haystack with employers, we actually have a geographic-based strategy that is anchored in our provider that looks for provider-sponsored health plans and we’re able to scale that platform out, and we believe that’s a differentiated moat.

Michael J. Alkire

And Leigh, if I could just pull back just a little bit, for those of the folks that are new to this story, so Contigo is our initiative that we developed probably about three years ago. We had some large employers come to us and said, as we think about healthcare for our own employees, we’re not necessarily happy with the value that we’re getting for the amount of money we’re paying.

And so they came to Premier because we have a history of using technology and analytics and sharing best practices to rise the tighter performance of healthcare deliverers across very, very large geographies. And so one of the issues that they were facing was they had an interest in standardizing the way care was being provided. So the way you were getting care in Omaha would be the same that you’re getting care in Orlando. So that was the first issue.

And then the second issue and Leigh hit this right on the head was all about Centers of Excellence. So everybody’s got their Centers of Excellence program, a lot of the more innovative employers do. And what we’re trying to do is to continue to evolve that model, create more Centers of Excellence for our Premier health systems that can drive high levels of care but then take that from a national offering to a regional offering, to a local offering. And then what that adds up to is, Leigh has the ability to sell more technologies and more benchmarking and more performance improvement to help those health systems participate in either one of those models.

Craig S. McKasson

Thanks, Mike. Great. Thank you. Okay. We’ll move on to our next question. With respect to the growth rate outlooks across the different business lines, can you elaborate where you would need some M&A or tuck-ins and also which businesses would require some incremental investments to hit growth rates?

So I’ll go ahead and start this and then David and Leigh, you might have a little color to add in terms of investment areas in your respective businesses. The multiyear compound annual growth rates of mid- to high single digits that we put out for net revenue, adjusted EBITDA and adjusted EPS over the next few years are generally our organic growth rates.

PREMIER, INC.

2021 Virtual Investor Day Transcript

So we’ve been clear that it doesn’t include significant acquisitions. I can’t say there wouldn’t be some small tuck-in that would be folded into that, but generally speaking, M&A deployment would actually be incremental above and beyond the growth rates that we’ve described is the short answer to that question.

In terms of businesses where we would make investments, what I would say at a high level is we’ve articulated the high-growth areas and those adjacent markets that we’re looking at, Contigo Health, Remitra, clinical decision support and Life Sciences on the Performance Services side. And I think the purchased service expansion and looking for additional areas to capture more spend on the supply chain side are areas that we would look to continue to make investment.

But David or Leigh, I don’t know if there’s any other color that I didn’t highlight that you would bring to the...

David A. Hargraves

The only thing maybe I’d add, Craig, is that if you look at where we might do it. So we’ll opportunistically look where we might do and it’s just tied to our core three strategies within supply chain services, penetrate our member spend more deeply, tech-enable everything that we can in the supply chain to drive great efficiencies for our members and then co-manage that spend with the members.

So we’re always looking for if there’s technology out there that will complement our existing suite and provide a great growth chassis for going forward. We’ll take a look at it. But to your point, Craig, is it needed to hit the organic growth rates? It’s not. We put those growth rates in as they were.

Leigh T. Anderson

Yes. Agreed, Craig, I wouldn’t add anything more to that than just say we’re very focused on looking at opportunities in the AI space and making sure that that platform is scalable because the additional use cases for the market adjacencies is really where we’re concentrating our growth.

Craig S. McKasson

Great. Thanks, Leigh. Okay. Next question. We had a comment on the expansion. David, you had a comment on the expansion of direct sourcing into higher-margin areas and an earlier comment on medical devices being of interest. What product areas are of focus? And do we have a multiyear customer commitment before making the jump? And will we acquire manufacturing capabilities or continue to contract or outsource that?

David A. Hargraves

Fantastic question. I’ll try to answer it in less than 10 minutes. So it’s fairly complex. So let’s just take it as each part. So what product areas are our focus? Hopefully, everybody can respect, I’m not going to list out them in specific detail for competitive reasons, but let me explain to you when we choose to enter a market.

So where we going to enter a market is one of these, it’s an unhealthy market. It can be unhealthy because there’s too much spend consolidated with a single supplier. Prices could be artificially high. Or if you look at the investments that we made in PPE and generic drug manufacturing, there was a shortage issue.

So where our members need us to drive competitive friction or to improve pricing or product availability, that’s where we’ll go. And because of that, we do have a product road map that we have inside. As I mentioned in the earlier segment, it is medical equipment, medical devices and then moving up the value chain a bit, from the commodity items into more of the clinician preference items.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Second question was, do we have to have or do we have a multiyear product commitment? I will move forward with those. If you look at the investments that we did in gloves, in gowns, in masks and in the generic drug manufacturing, the answer on all those was, yes, we did.

Is it a requirement for every future category? I won’t pin myself down and say it’s a requirement, but we have figured out a way to syndicate that model. It derisks it for us and derisks it for the member as well and really does enable us move forward more quickly. So is it required and will we have it every single time? I won’t commit to that, but it really has proven and worked out very well for us.

And then the last one, it’s an interesting one as well. Will we acquire manufacturing? To wholly own the manufacturing facility, we haven’t done that to date, and I don’t know that we will. If you’re going to be agile, if you’re going to be dynamic, if you’re going to be able to respond to the market demands, having that ability to shift within factories is important.

And if you look at our commitment to supply chain resiliency and domestic, owning a portion of that factory, having some equity in the company, maybe having a Board seat or some ability to control, that’s important. But owning the entire facility right now is not currently on our roadmap, certainly not a requirement, but we will always entertain all aspects.

Mike, I don’t know if there’s anything you’d add to that?

Michael J. Alkire

I actually would like Andy, if you could talk just a little bit about commitment because it is an important part of this question. And how do you work with our members to drive that level of commitment and truly to garner the support of trying to standardize specs so that everybody can buy the same kind of product.

Andy Brailo

Yes, happy to build on that, Mike. And I think I’m going to go to a point David said, right? It’s areas where we have an unhealthy market, where there’s an unmet need or we’ve got gaps in our current supply chain. And I think the last 20 months has truly demonstrated perhaps the sins of what we’ve done in the past with focusing too much on international sourcing.

So as we think about the commitment levels that our members have to make, to be very clear, we are not advocating that we pick up 100% of manufacturing occurring overseas and lift and shift it either nearshore or onshore. In fact, what we’re actually trying to focus on is what I’ve kind of characterized as this magic equation, what’s the right percentage of commitment that needs to be made because we’ve got tremendous partnership with suppliers across the entire healthcare supply chain.

But what’s the right percentage that allows those existing suppliers and our members to honor their existing agreements but also create that critical backstop that they need so that they are never again left high and dry on those supplies. So that commitment is what we talk about with our members.

We work with them from the analytics and the data to focus on what the opportunity could be. And then theoretically, if we’re doing our job the right way, we’re focusing on a blended price point, which may have a little bit of an increase because we’re doing it domestically for all the right reasons. But when you look at it in totality, they are far better off than they are under today’s current circumstances.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Craig S. McKasson

Great. Thank you, Andy. Appreciate that. Okay. Historically, we haven’t had a lot of accountability around our acquisition strategy and how the assets have performed. Could we please share any firm metrics around deal track record or ROI? What deals would you have passed on in hindsight and which deals have surprised to the upside?

So why don’t you — I’ll start this, Mike, and then have you kind of fill in after I go. So from a standpoint of our overall acquisition strategy and how assets have performed, we do internally kind of have a report card on all those, be transparent that not every one of them has met the expectations that we planned but the majority of them actually have achieved the strategic and financial objectives that we’ve looked to achieve.

As Mike and I have discussed since Mike’s assumption of the CEO role, we are continuing to think about how and where we will be more transparent in the future. And we’ll continue to assess on individual deals, the performance because we do internally look sort of one year do a look back to see is it on track with the expectations that we’re performing. It does get more challenging as time moves on, given the integration that we do and sort of putting them into the business.

In terms of deals that we would have passed on in hindsight, I would tell you that a couple come to mind. We did make an investment into the specialty pharmacy space years ago and ultimately ended up exiting that space. So in candor, I think we would have likely passed on that, given the market dynamics and shift that happened in that particular industry.

And then also, I would say that our investment in CECity didn’t play out as we expected at the time we did that acquisition, where we thought there were market trends from a government standpoint with the MACRA legislation and things that were happening that were really going to influence the performance of that business, and it didn’t play out as we’d expected. Now what we did do was repivot that asset to help us in the life sciences space and some other areas. But clearly, those are ones that didn’t meet our original expectations.

In terms of deals that have surprised to the upside, I talked about in my prepared remarks, but some of our more recent ones are certainly on track to do so. We’re very pleased with how the Health Design Plus acquisition, enabling our Contigo Health initiative, is going. It’s early on in Remitra, but we’re excited and believe we’re going to be in a position to have that exceed our expectations. And Stanson Health has been incredibly successful in terms of what it’s doing around clinical decision support.

If we look back in time a little bit more, one that I would highlight was our Aperek acquisition, which was an ERP acquisition. And that was really at the time really just a buyer build capability around doing supply analytics on top of ERPs. We really weren’t looking for a positive return financially, but that has really grown and differentiated us and been a precursor to our advancements into the Remitra electronic invoicing processing and payment capabilities.

Not sure what you would add to that?

Michael J. Alkire

Well, a couple of things. First of all, I might argue a little bit with the premise in that we don’t have the accountability for or haven’t had a lot of accountability for acquisition strategy.

Craig and I have a very robust strategy that we share with our Board, and we share with our Finance Committee in terms of our capital deployment and how we look back at those deals, and we do it very, very regularly. So we do hold ourselves accountable from an ROIC perspective and work with the Board and our Finance Committee of our Board to look at the performance of those.

PREMIER, INC.

2021 Virtual Investor Day Transcript

The only other thing I would add, Craig, in terms of what was surprising, first, I will tell you any deal that we did that actually creates a chassis, those are the deals that have really sparked a lot of growth. So Craig hit Stanson, IDS, our most recent acquisition in e-invoicing and e-payables. Craig mentioned Aperek.

I will also say we made a really tiny investment to actually get us into the direct sourcing space that has actually yielded a business that last year was $700 million, and that was just a couple few million dollars of investments. So anything that’s a chassis or a basis that you can grow other capabilities off of, those are the ones that we’ve had a lot of return on.

Craig S. McKasson

Yes. Great. Thank you, Mike. Okay. Next one is how penetrated is Remitra with current GPO members? Is Remitra priced as flat subscription or volume transaction-based?

Leigh T. Anderson

Yes. So Remitra has got a lot of growth opportunity in the current GPO members. It’s very early on. We believe that there’s a tremendous amount of scale. As Craig and Mike both alluded to, the ERP platform doing a full Procure to Pay with Remitra is really where we’re trying to go very fast and very deep for all of the spend that we have in that platform.

So we have a two-pronged strategy, right? The first one is we have a lot of current GPO members that we can scale into. So again, early stages, very early. We got a lot of growth opportunity there.

And secondly, we’ve got a great platform or a great chassis, that Mike just alluded to, to scale out that Procure to Pay or that electronic invoice supply chain finance strategy with the ERP. Finally, I would just say Remitra is both SaaS based, right, as you look at sort of how do I move to accounts payable automation and also volume and transaction based in terms of the supplier network. So we do both.

Craig S. McKasson

Leigh, I’d like for you to spend a little bit of time just talking about how our capability is differentiated in the market. But before you get there, in answer to the question around how penetrated it is, it’s very interesting, there are parts of Remitra that are penetrated differently in different accounts.

The big issue, though, that your — as you put in a Remitra kind of capability is the change management side of the program, which is how do you build out centralized purchasing or centralized payment, and that’s the big change that takes place. So from a technology perspective, I think we’re incredibly well positioned.

I think the job ahead of us is really working with our customers on the change side of things to get their organizations aligned with that. But give us a little bit of your thoughts on that and then also key differentiation around that program because I do think it’s differentiated.

Leigh T. Anderson

Yes. I mean Mike knows this well. So we have the solution tied. There’s a huge change management curve around just hospitals because all of this stuff is paper based, as I said earlier. We’re trying to make sure that they’re able to centralize that, lights out, 24/7, 365. That is a maturity curve that helps us with services-enabled technology, where we’ll go in and say, here’s a consulting opportunity to bring that capability.

So we do this in horizons. Horizon one is really how do I get the electronic data interchange flowing. We believe one of the reasons why IDS was so powerful from an acquisition perspective, to just tie to the last question, is because it had a network of tens of thousands of suppliers. That allows us to get that capability live quickly and speed to value is important.

PREMIER, INC.

2021 Virtual Investor Day Transcript

So when our high-spend members within our GPO are connected, we can then go in with a change management opportunity and start talking about cash flow. So it’s the second horizon for us to sit back and say, look, are you optimizing discount management? Are you paying your suppliers according to terms?

Just putting rigorous processes around that is really a big step forward for some of our mid-tier providers. Our large-scale providers are fairly sophisticated. But there’s a huge amount of market for us to be able to bring that solution to bear.

And then finally, as Mike is alluding to, the cash flow impact, right, of being able — this is Horizon three, of being able to walk in and help providers manage cash flow is really the key scale function that really helps this electronic digitization model move to a supply chain finance play, and that allows us to really effectively monetize that solution in multiple venues, a subscription fee, a transaction fee and then also an optimization service fee. So we’re taking those three horizons, and we’re scaling them.

Michael J. Alkire

And one last thing, and I’m at the risk of frustrating Craig, the differentiation of having e-invoicing and e-payables tied to a GPO and tied into the contracts and how that’s served up differently to customers, very, very unique in the market.

Leigh T. Anderson

Yes. I mean the reason why it’s a mess, right? And the reason why we think that there’s a great opportunity is because the way hospitals contract is not always necessarily the way they buy. So you could think about this like I contracted with a box, but I bought a niche. Being able to pull all of that data together is what Premier has been doing for 20 years, and we are really, really good at it.

So by being able to smooth all of that information, we actually increase our match rate. And sorry, Mike, I’m getting weedy on this, but we’re able to increase our match rate, which allows for frictionless commerce to occur, which allows the right price, right product, right place, automated with the transaction moving seamlessly across the supply chain.

Andy Brailo

Leigh, I’m sorry, just one thing I want to build on that, just about the GPO members to be very clear. When we acquired IDS, they actually came to the acquisition with a large non-acute footprint as well. So when we think about the current GPOs, it’s not just our acute members, it’s long-term care, it’s skilled nursing facilities and large physician practices, which in some ways our needs of these solutions may be even larger than our acute members.

Leigh T. Anderson

No doubt.

Craig S. McKasson

Great. Thanks, Andy. I appreciate that color. Okay. Is the high end of the guided high single-digit to low double-digit range for direct sourcing skewed by pandemic demand? In other words, should we see it taper from low double digit to high single digit? And can you outline what sort of market share gain opportunities you have in this business? Or what percentage of your current base currently uses the direct sourcing business? What incremental categories could you enter?

PREMIER, INC.

2021 Virtual Investor Day Transcript

So I’ll start and answer the sort of guidance component, and then David, look for you and probably Andy to add some color in terms of market opportunities.

As I mentioned in my prepared remarks, we’ve adjusted for the impact of the COVID-19 pandemic in our future growth rates. So we articulated that we had about $500 million of direct sourcing revenue last year that was as a result of the pandemic. And so we would actually take that out and expect that we will grow high single digit to low double digit off of that.

If you were to rewind the clock a little bit, pre-pandemic, we were about a $200 million, $220 million direct sourcing business. If you were to adjust for the incremental COVID revenue in fiscal 2021, you’d have that sort of growth rate. And then we’ll adjust in ‘22 for the nominal amount we’re having and continue to expect to grow at those high single to low double-digit levels without COVID impact.

But David, why don’t you talk about the market share gain opportunities and areas and categories that we might take a look at?

David A. Hargraves

Happy to and excited to because the short answer is it’s huge, both in categories and in the growth potential for market share. The fact that our direct sourcing business helped our members so much during the pandemic really reawakened them to this unique asset that they have inside Premier. So I’ll hit the question specifically inside here.

So the market share gain opportunities, about 90% of our membership uses something from our direct sourcing business. Certain members are much more penetrated. We have a group of loyal members who actually help us with a lot of the product development that as each new product rolls out, they immediately adopt it inside there.

We have other members who look at it more opportunistically, where there’s good savings for them or it’s a supplemental strategy, they’ll go into it. And so we have 90% penetration across the membership. But on any given member, then the depth of which they’re penetrating in direct sourcing can vary.

If you look at it from a product category, the story is really the same. In some categories, our longer-term ones like exam gloves, over 2/3 of our members are standardized to our gloves. In other categories, if you look at some of the domestic sourcing ones, they might choose to put 20% of their portfolio in a domestic source and the rest in an international source, be it through Premier or one of our contracted suppliers inside there.

And then finally, as you look at the categories, I hit on this earlier inside it, anywhere there’s significant value to be added to our members, we will explore with our members the opportunity to go into that category. And we won’t ever go into that category unless the members tell us to and guide us and encourage us that they’re going to use the products afterwards. It’s really an interesting partner our business. I don’t have to build it, stock it and hope that they buy it. We work with them collaboratively to solve a problem, and I have a natural adoption path then afterwards.

Andy, not sure if there’s anything you might want to add on to that.

Andy Brailo

Yes. I think the only thing I would just echo is what David said, during this pandemic when members were really in desperate need of critical PPE, we were in the foxhole with them. We were shoulder-to-shoulder with them. We were working in partnership to make sure we were getting qualified additional capacity for them, and that just earned a lot of trust for us to be able to have these additional conversations to help them codevelop additional products we might bring to the market.

PREMIER, INC.

2021 Virtual Investor Day Transcript

Craig S. McKasson

Great. Thank you. Okay. How do you see your Contigo Health business fitting into the broader ecosystem? Do you compete with larger managed care companies that serve large national accounts? And would you ever consider taking on risk? What services are you looking to replicate or disrupt that are currently in the market? And who do you see as the biggest competitor for those investment dollars?

So I think, Leigh, probably start with you and Mike, I’m guessing you’ll have some color to add at the end.

Leigh T. Anderson

There’s a lot there to unpack. So how do we see Contigo fitting into the broader ecosystem? We really are — as we stated earlier, thinking we have a moat around provider-sponsored health plans, large employers that are geographically based and our ability to identify high-value providers.

So we think that model with the Center of Excellence as an anchor and the allowance of our ability to move data back and forth as a third-party administrator provides a very nice moat for those large employers to work with our providers. So that’s a very sort of simple broader ecosystem play.

And also, the provider-sponsored healthcare plans are also huge consumers of that, right? They want to be able to shift and be able to leverage that capability. What I would say is from a risk perspective, that’s not a short-term solution for us at this point in time, there’s a lot of ground to cover before we start thinking about taking on risk.

We are really looking at sort of disrupting existing Centers of Excellence. And what I would say is markets that are not necessarily in network. So what we’re spending a lot of time making sure we’re able to do is build out that provider base because we believe, as Mike said a little while ago, going from national to geographic to local is really what our providers want who are in those provider-sponsored health plans and really what our employers want.

Michael J. Alkire

And the only two things I’d add is, first of all, I think we’re complementary to managed care plans. So a lot of our technology and capability is there in support of some of the plans. So think of using our technology to help employers have their employees do markets, smoking cessation and those kinds of things. So we want to use our technology to help optimize health plans for employers. That’s number one.

And then number two, it’s really interesting in terms of who we’re disrupting. I think we have a very unique offering. I think because we have the data, because we have the technology, because we have the member access, because we have all these health systems that have health plans, I think we sit in a very unique spot in this ecosystem to innovate and create differentiated offerings that don’t exist today.

Craig S. McKasson

Perfect. Thank you. Okay. I think we are really to our final question here. Really appreciate everybody chatting in these questions for us to be able to respond to this morning. Can you talk about the competitive landscape for PINC AI, who do you compete with? And is Premier trying to replace an existing solution or selling a new solution to customers?

Leigh T. Anderson

Thanks, Craig. So competitive landscape for PINC AI. To Mike’s point, we have the data, we have the algorithms and we have the closed-loop decision-making process. There’s not a lot of folks that can bring that level of data, those level of algorithms and that closed-loop decision-making process that we have inside the EMR. There are obviously a lot of business intelligence companies out there, and there’s a ton of small niche algorithm companies.

PREMIER, INC.

2021 Virtual Investor Day Transcript

What’s unique about what we’re doing here, and of course, there’s a moat, right, is can you take the massive data assets that we have, the algorithm partnerships that we have, but really the secret sauce, right, is in that last mile connection inside the EMR at the point of order. Putting those three things together, data, algorithms, closed-loop decision-making, that is a very, very hard thing to replicate.

In terms of are we replacing the existing solution or selling new solutions to customers. If you think about what PINC AI is about, it’s really how do I go out and do margin improvement with natural language processing and machine learning. So can we package the enterprise analytics model with that closed-loop decision-making. So predominantly new solutions. The other piece of it is on the value-based care reimbursement model, again, new solutions. But really, it’s leveraging those new solutions across a massive install base.

Craig S. McKasson

Yes. And the only thing I would add, Leigh, is I think it’s evolving and adapting new solutions to our existing solution base.

Leigh T. Anderson

Yes, of that installed base, no doubt. Perfect.

Michael J. Alkire

Well, thank you, Craig. And we really appreciate you spending time to learn more about Premier. We talked today about how we’re using technology to drive sustainable long-term growth. We believe we have a clear strategy and the right team in place with a highly engaged culture. We are focused on executing our strategy to deliver growth and create value, and we really do appreciate you taking time to learn more about us today. Thank you.